SECURITIES AND EXCHANGE COMMISSION

                    Washington, D. C.  20549


                            FORM 8-K


                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  March 31, 1997




                        MALLINCKRODT INC.
     ------------------------------------------------------
     (Exact name of registrant as specified in its charter)

          New York           1-483        36-1263901
     -------------------------------------------------------
     (State or other     (Commission     (IRS Employer
     jurisdiction of     File Number)   Identification No.)
     incorporation)

7733 Forsyth Boulevard, St. Louis, MO 63105-1820 (314) 854-5200
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(Address and telephone number, including area code, of principal executive offices)






            INFORMATION TO BE INCLUDED IN THE REPORT

Items 1, 3, 4, 5, 6, 7(a), 8 and 9 are not applicable and are omitted from this report.

Item 2.     Acquisition or Disposition of Assets.
            -------------------------------------

      On March 31, 1997, Mallinckrodt Inc. (the "Company") contributed all of the capital stock of its wholly-owned subsidiary, Fries & Fries, Inc., a Delaware corporation ("F&F"), to Givaudan-Roure (United States), Inc., a Delaware corporation ("GRUSI"), in exchange for 88,941.349 shares of non-voting 5.5% Redeemable Preferred Stock, $1,000 stated value per share, of GRUSI (the "Preferred Stock") as part of a transaction which the parties intend will qualify as a tax-free contribution under
Section 351 of the Internal Revenue Code of 1986, as amended (the "Contribution Transaction"). Prior to March 31, 1997, the only material assets of F&F were its 50% general partner interest in Tastemaker, a Delaware general partnership ("Tastemaker U.S."), and its 49.5% ownership interest in Tastemaker B.V., a Netherlands limited liability entity ("Tastemaker B.V."). Together, Tastemaker U.S. and Tastemaker B.V. (collectively, "Tastemaker") were globally engaged, both directly and indirectly through their respective subsidiaries, in the development, manufacture and sale of ingredients and compounds used primarily to provide flavor or taste in food and beverage products. At the time of the Contribution Transaction, F&F had debt in the principal amount of $510 million (the "F&F Debt") and Tastemaker U.S. had debt in the principal amount of $500 million (the "Tastemaker Debt"). Both the F&F Debt and the Tastemaker Debt were guaranteed by the Company. The Company has been released from all liabilities and obligations with respect to both the F&F Debt and the Tastemaker Debt.

      Roche Holdings, Inc., a Delaware corporation ("Roche"), owns 100% of the issued and outstanding voting stock of GRUSI. Prior to the consummation of the Contribution Transaction, Roche contributed 100% of the capital stock of Givaudan-Roure Corporation, a New Jersey corporation ("GRC"), to GRUSI. GRC is also engaged in the development, manufacture and sale of ingredients and compounds used primarily to provide flavor or taste in food and beverage products.

      The Preferred Stock received by the Company is non-voting and bears cumulative dividends at the rate of 5.5% per annum, payable quarterly. Dividends which have accrued but are not declared and paid on any quarterly dividend payment date bear interest at the rate of 5.5% per annum from the applicable dividend payment date until paid. The Preferred Stock has a liquidation preference equal to its stated value plus accrued but unpaid dividends and interest. The Preferred Stock ranks senior to all other capital stock of GRUSI with respect to dividend payments, liquidation preference and redemption. The Preferred Stock is redeemable at a redemption price equal to its stated value plus accrued but unpaid dividends and interest (a) at the option of the holder on or after October 1, 1998 or upon the occurrence of certain specified events, (b) at the option of the issuer on or after April 1, 1999 or upon the refusal of the holder to consent to certain specified events, and (c) mandatorily on the tenth anniversary of the date of issuance.
The obligation of the issuer to pay the redemption price for the Preferred Stock is supported by a Keepwell Agreement executed by Roche and, until March 31, 1999, by a stand-by letter of credit.


      The value of the stock received by the Company in connection with the Contribution Transaction was determined through arms-length negotiation based upon the value of F&F on the date of closing. The number of shares of Preferred Stock was determined assuming the value of the Preferred Stock equaled its stated value of $1,000 per share.

      Except as described in this report there does not exist any material relationship between Roche, GRUSI and/or GRC, on the one hand, and the Company or any of its affiliates, any director or officer of the Company, or any associate of any such director or officer, on the other hand.


Item 7.     Financial Statements and Exhibits.
            ----------------------------------

            (b)   Pro Forma Financial Information.
                  The Mallinckrodt Inc. Form 10-Q for
                  the quarterly period ended December
                  31, 1996 had the operating results
                  of Fries & Fries, Inc. accounted
                  for as a discontinued operation
                  and, accordingly, prior year
                  results were restated.  The Company
                  will realize a significant gain as
                  a result of the transactions
                  involving Fries & Fries, Inc.
                  described under Item 2, net of
                  associated costs.  The gain will be
                  reported in Form 10-Q for the
                  quarterly period ended March 31,
                  1997, which will be filed by May
                  15, 1997.

            (c)   Exhibits.

                  Number      Description
                  ------      -----------

                     2.1      Agreement dated February 4, 1997
                              among Mallinckrodt Inc., Hercules
                              Incorporated, Roche Holdings, Inc.
                              and Givaudan-Roure (International)
                              SA

                     2.2      First Amendment to Agreement dated
                              March 28, 1997 among Mallinckrodt
                              Inc., Hercules Incorporated, Roche
                              Holdings, Inc. and Givaudan-Roure
                              (International) SA

                     2.3      Contribution Agreement dated
                              February 4, 1997 among Mallinckrodt
                              Inc., Roche Holdings, Inc. and
                              Givaudan-Roure (United States),
                              Inc.

                                  SIGNATURES
                                  ----------


            Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  April 14, 1997            MALLINCKRODT INC.



                                 By______________________________
                                 Name   Roger A. Keller
                                 Title  Vice President, Secretary
                                        and General Counsel